Exhibit 99.1

Contact:	Jane W. McCahon, Vice President, Corporate Relations
(312) 592-5379 jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

TDS SHAREHOLDERS APPROVE SHARE CONSOLIDATION PROPOSAL

Shareholders Also Approve Related Vote Amendment and All Other Proposals

Special Common Shares Expected to Cease Trading on January 25, 2012

CHICAGO — January 13, 2012 — Telephone and Data Systems, Inc. [NYSE: TDS, TDS.S] today announced that shareholders approved amendments to its Restated Certificate of Incorporation and all other proposals at an adjourned special meeting of shareholders held today.

In addition to receiving the required statutory votes, the share consolidation and vote amendments were approved by a majority of the unaffiliated holders of Common Shares and Special Common Shares, each voting separately as a class. For purposes of this vote, unaffiliated holders did not include the TDS Voting Trust, members of the Carlson family that are TDS shareholders, or directors or executive officers of TDS.  Accordingly, the proposed transactions received substantial support from unaffiliated public shareholders.

Following the shareholder vote, the TDS Board of Directors approved the filing of the Restated Certificate of Incorporation that will effect the amendments. As a result, it is anticipated that the Restated Certificate of Incorporation will be filed with the Secretary of State of Delaware on January 24, 2012, and will become effective at 5:01 p.m. eastern time on such date. Upon the effectiveness of the Restated Certificate of Incorporation, each issued Special Common Share will be reclassified as one new Common Share, each issued Common Share will be reclassified as 1.087 Common Shares, and each issued Series A Common Share will be reclassified as 1.087 Series A Common Shares.

It is anticipated that the Special Common Shares will continue to trade on the New York Stock Exchange under the ticker symbol “TDS.S” through the end of the trading day on January 24, 2012. It is also anticipated that, beginning with the opening of trading on January 25, 2012, the Special Common Shares will cease to be outstanding and cease to trade, and that the new and additional Common Shares issued in the reclassification will thereafter trade with the existing Common Shares on the New York Stock Exchange under the symbol “TDS”.

Certificates representing Special Common Shares prior to the reclassification will represent an equal number of Common Shares after the reclassification, making it unnecessary to exchange existing stock certificates for new certificates.

Certificates representing Common Shares prior to the reclassification will represent an equal number of Common Shares after the reclassification, and holders of such certificates will receive the additional 0.087 Common Shares in book entry form and cash in lieu of any fractional shares, making it unnecessary to exchange existing stock certificates for new certificates.

Certificates representing Series A Common Shares prior to the reclassification will continue to represent an equal number of Series A Common Shares after the reclassification, and holders of such certificates will receive the additional 0.087 Series A Common Shares in certificate form and cash in lieu of any fractional shares, making it unnecessary to exchange existing stock certificates for new certificates.

Citigroup Global Markets Inc. acted as financial advisor to TDS in connection with the foregoing proposals.

In addition, Credit Suisse Securities (USA) LLC acted as financial advisor to the independent directors on the TDS Board of Directors in connection with the foregoing proposals.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone and broadband services to approximately 7 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of September 30, 2011.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit our web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com

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